EXHIBIT 99.1

Epiq Systems Announces 2010 Year-End Results Led By eDiscovery Operating Revenue Growth of 61% in the Fourth Quarter and 45% for the Year

KANSAS CITY, Kan., Feb. 22, 2011 (GLOBE NEWSWIRE) -- Epiq Systems, Inc. (Nasdaq:EPIQ) today announced results of operations for the fourth quarter and full year of 2010 with fourth quarter operating revenue (total revenue before operating revenue from reimbursed direct costs) of $60.4 million, up 27% compared to $47.7 million for the same period last year. 2010 operating revenue was a record $217.6 million compared to $208.5 million for the prior year. eDiscovery operating revenues for both the fourth quarter and the full year also reflect record all-time highs of $24.6 million and $81.1 million, respectively. The year-over-year comparisons of consolidated operating revenue reflect the planned conclusion of the major analog-to-digital television conversion contract that was completed in the latter part of 2009.

Net income for the fourth quarter of 2010 was $3.1 million, $0.08 per share, compared to $3.6 million, $0.09 per share, for the year ago quarter. 2010 net income was $13.9 million, $0.36 per share, compared to $14.6 million, $0.38 per share, for the prior year. 2010 net income includes expenses of $1.6 million for a voluntary settlement related to a shareholder derivative action, which was finalized during the third quarter of 2010, and $2.6 million in acquisition expenses related to Jupiter eSources LLC, which was completed during the fourth quarter of 2010.

Non-GAAP net income for the fourth quarter of 2010 was $8.0 million compared to $6.8 million for the year ago quarter.  2010 non-GAAP net income was $28.7 million compared to $26.7 million for the prior year. Non-GAAP net income per share for the fourth quarter of 2010 was $0.21 per share, up 24% compared to $0.17 per share for the year ago quarter. 2010 non-GAAP net income per share was $0.74, up 10% compared to $0.67 per share for the prior year.

Fourth quarter 2010 non-GAAP adjusted EBITDA was $19.0 million, up 12% compared to $17.0 million for the year ago quarter. 2010 non-GAAP adjusted EBITDA was $69.1 million, up 8% compared to $64.1 million for the prior year.

Fourth quarter 2010 net cash provided by operating activities was $15.3 million compared to $24.3 million for the year ago quarter. 2010 net cash provided by operations was $34.4 million compared to $51.8 million for the prior year. Year-end trade accounts receivable increased primarily due to strong sales in the fourth quarter of 2010 compared to the year ago quarter.  Condensed consolidated balance sheets and cash flow statements are attached.

Operating revenue for the eDiscovery segment for the fourth quarter of 2010 was $24.6 million, up 61% compared to $15.3 million for the year ago quarter.  The fourth quarter represents the strongest quarterly result in the history of the company's eDiscovery business, and also marked the fifth consecutive sequential quarterly increase in operating revenue for the segment. 2010 operating revenue also established a new record annual high at $81.1 million, up 45% compared to $55.8 million in the prior year.  Fourth quarter 2010 non-GAAP adjusted EBITDA was $10.6 million, up 80% compared to $5.9 million for the year ago quarter. 2010 non-GAAP adjusted EBITDA was $35.6 million, up 92% compared to $18.5 million in the prior year. Expansion of the client base, both domestically and internationally, and increasing contributions from document review services added to the robust growth and profitability of the segment in 2010. The eDiscovery business represents 37% of the company's 2010 operating revenue, and the company believes that the segment is well situated with technology and service leadership and a top position internationally to continue driving growth in 2011.

Operating revenue for the Bankruptcy segment for the fourth quarter of 2010 was $26.2 million, up 8% compared to $24.2 million for the year ago quarter. 2010 operating revenue was $97.2 million, up 7% compared to $91.0 million in the prior year. Non-GAAP adjusted EBITDA was $13.0 million for the fourth quarter of 2010, compared to $12.7 million for the year ago quarter. 2010 non-GAAP adjusted EBITDA was $52.5 million, up 11% compared to $47.4 million in the prior year. The growth of the segment reflects the high number of active bankruptcy matters, continued high aggregate Chapter 7 deposit balances, the multi-year nature of most bankruptcy engagements, and the company's high market share in all bankruptcy offerings. In addition, the fourth quarter acquisition of AACER® (Automated Access to Court Electronic Records) adds another strategic product in the Epiq bankruptcy solutions offering, further strengthening the Bankruptcy segment.

Operating revenue for the Settlement Administration segment for the fourth quarter of 2010 was $9.6 million, up 18% compared to $8.2 million in the year ago quarter. The segment met planned expectations for 2010 with operating revenue of $39.2 million compared to $61.7 million in the prior year. Non-GAAP adjusted EBITDA was $2.8 million for the fourth quarter of 2010, up 109% compared to $1.3 million for the year ago quarter.  2010 non-GAAP adjusted EBITDA was $8.0 million, compared to $17.9 million in the prior year. The fourth quarter of 2010 reflected the first quarterly comparison versus a prior year period that was not significantly impacted by the large analog-to-digital television conversion contract. The comparison of 2010 full year results versus the prior year reflects the inclusion of the large analog-to-digital television conversion contract in 2009 that concluded as expected in the latter part of 2009.

Tom W. Olofson, chairman and CEO, and Christopher E. Olofson, president and COO of Epiq Systems stated, "We are very pleased to have met our financial objectives for both the quarter and the year. eDiscovery results showed particular strength, and Epiq continues to develop momentum as a global leader in this market. Both our legacy services and newly introduced document review services showed high growth, and our international franchise continues to expand as a percentage of the segment. In the Bankruptcy segment, financial results were also strong and reflected year-over-year growth despite fewer major corporate restructuring matters being filed. Integration of our October 2010 acquisition of the AACER® product continues on schedule, and this new offering is expected to contribute throughout 2011. The retirement of our convertible notes, the initiation of a cash dividend, and the share buyback program are favorable developments for our shareholders and reflect financial strength and confidence in future periods. We believe that in 2011, eDiscovery will again experience strong growth."

Key events in 2010 included:

  Epiq acquired Jupiter eSources LLC effective October 1, 2010. The proprietary software product, AACER® (Automated Access to Court Electronic Records), assists creditors including banks, mortgage processors, and their administrative services professionals to streamline processing of their portfolios of loans in bankruptcy cases. The AACER® product electronically monitors developments in all U.S. bankruptcy courts and applies sophisticated algorithms to classify docket filings automatically in each case to facilitate the management of large bankruptcy claims operations.

  The company expanded document review capacity by opening new state-of-the-art review centers in mid-town New York and in London to assist international and multi-national law firms and corporate clients with the efficient and timely management of their e-disclosure and e-discovery processes.

  The company opened a new office in Wilmington, Delaware to support corporate restructuring clients.  The district of Delaware is characterized by an extremely high percentage of Chapter 11 bankruptcy filings, and Epiq Systems is the only provider of case management services to establish a physical presence in this important market.

  Epiq retired the approximately $50.0 million aggregate principal amount of 4 percent contingent convertible subordinated notes which matured on June 15, 2010. The note holders elected to convert approximately $27.2 million of the notes into 2.3 million shares of common stock based on an $11.67 conversion price, and to redeem approximately $22.8 million, which was paid entirely from cash on hand thereby reducing the diluted weighted average share calculation by approximately 2.0 million shares.

  Epiq initiated a share repurchase program in June of 2010, and has acquired approximately 4.1 million shares of common stock at an average price of $12.86 through February 18, 2011.

  The company initiated its first quarterly cash dividend in 2010 of 3.5 cents per outstanding common share paid on August 12, 2010 followed by an identical dividend paid on November 18, 2010. On January 17, 2011, the Board of Directors declared a cash dividend of 3.5 cents per outstanding common share which was paid on February 17, 2011.

  Epiq filed a shelf registration statement with the Securities and Exchange Commission as a routine replacement of its existing shelf registration statement, which was set to expire on October 11, 2010 after a 3-year term. The new shelf registration statement covers securities having a maximum aggregate offering price of $67 million, which is the amount that remained unsold from the prior 2007 shelf registration statement.

  Epiq's senior credit facility was amended and extended for an additional four year period, increasing the amount of funds available from $100 million to $140 million with an accordion feature to increase to $200 million to facilitate future business expansion.

  As reported by the Administrative Office of the U.S. Courts, bankruptcy filings totaled 1,593,081 for the 12 month period ended December 31, 2010, up 8% versus the same period in 2009. Filings have grown steadily since the 12 month period ended December 31, 2006, when bankruptcy filings totaled 617,660 in the first full 12 month period after the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005 took effect.

Conference Call

The company will host a conference call today at 3:30 p.m. central time to discuss these results. The internet broadcast of the call can be accessed at www.epiqsystems.com. To listen by phone, please call (877) 303-6311 before 3:30 p.m. central time. An archive of the internet broadcast will be available on the company's website until the next earnings update. A recording of the call will also be available through March 22, 2011 beginning approximately two hours after the call ends. To access the recording, call (800) 642-1687 and enter conference ID number 38558702.

Company Description

Epiq Systems is a leading global provider of integrated technology solutions for the legal profession. Our solutions streamline the administration of bankruptcy, litigation, financial transactions and regulatory compliance matters. We offer innovative technology solutions for electronic discovery, document review, legal notification, claims administration and controlled disbursement of funds. Our clients include leading law firms, corporate legal departments, bankruptcy trustees, government agencies, mortgage processors, financial institutions, and other professional advisors who require innovative technology, responsive service and deep subject-matter expertise.

The Epiq Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5250

Use of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: (i) non-GAAP net income (net income adjusted for amortization of acquisition intangibles, share-based compensation, acquisition expense, capitalized loan fee amortization, litigation expense/settlement, non-cash embedded option charges, and the effect of tax adjustments that are outside of the company's anticipated effective tax rate, all net of tax), (ii) non-GAAP earnings per share, calculated as non-GAAP net income on a fully diluted per share basis, and (iii) non-GAAP adjusted EBITDA (net income adjusted for depreciation, amortization, share-based compensation, acquisition expense, net expenses related to financing, litigation expense/settlement, and provision for income taxes).  Income taxes represent a complex element of a company's income statement and effective tax rates can vary widely between different periods. Epiq Systems uses a statutory tax rate of 40% to reflect income tax adjustments in presentation of its non-GAAP net income and non-GAAP earnings per share. Utilization of a statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand financial performance across historical periods and to allow a comparison with other companies, many of whom use similar non-GAAP financial measures to supplement their GAAP results.

These non-GAAP financial measures are intended to supplement the GAAP financial information included in this press release by providing additional insight regarding results of operations. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, including those relating to the possible or assumed future results of our operations and financial condition. These forward-looking statements are based on our current expectations and may be identified by terms such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated," "goal," "objective," "seeks," and "potential" and variations of these words and similar expressions.  Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our client's deposit portfolio or the services required or selected by our clients in engagements, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, (4) risks associated with handling of confidential data and compliance with information privacy laws, (5) changes in or the effects of pricing structures and arrangements, (6) risks associated with the integration of acquisitions into our existing business operations, (7) risks associated with indebtedness, (8) risks associated with foreign currency fluctuations, (9) risks associated with developing and providing software and internet-based technology solutions to our clients, and (10) other risks detailed from time to time in our SEC filings, including our annual report on Form 10-K. In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligations to update publicly or revise any forward-looking statements contained herein to reflect future events or developments.

(Tables follow)

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

REVENUE:
Case management services	$ 46,887	$ 33,468	$ 157,561	$ 137,170
Case management bundled products and services	4,560	4,526	18,993	15,206
Document management services	8,999	9,676	41,041	56,153
Operating revenue before reimbursed direct costs	60,446	47,670	217,595	208,529
Operating revenue from reimbursed direct costs	7,129	6,574	29,571	30,542
Total Revenue	67,575	54,244	247,166	239,071

OPERATING EXPENSE:
Direct cost of services (exclusive of depreciation and amortization shown separately below)	20,283	14,505	68,490	71,864
Direct cost of bundled products and services (exclusive of depreciation and amortization shown separately below)	845	894	3,514	3,520
Reimbursed direct costs	6,727	6,475	28,686	30,217
General and administrative	21,464	18,093	85,645	78,441
Depreciation and software and leasehold amortization	5,033	4,946	20,391	18,775
Amortization of identifiable intangible assets	3,977	1,827	9,190	7,409
Other operating expense	2,431	23	2,781	634
Total Operating Expense	60,760	46,763	218,697	210,860

INCOME FROM OPERATIONS	6,815	7,481	28,469	28,211

INTEREST EXPENSE (INCOME):
Interest expense	799	397	1,931	1,474
Interest income	(3)	(17)	(32)	(124)
Net Interest Expense	796	380	1,899	1,350

INCOME BEFORE INCOME TAXES	6,019	7,101	26,570	26,861

PROVISION FOR INCOME TAXES	2,878	3,539	12,641	12,266

NET INCOME	$ 3,141	$ 3,562	$ 13,929	$ 14,595

NET INCOME PER SHARE INFORMATION:
Net income per share – Diluted	$0.08	$0.09	$0.36	$0.38

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	37,185	41,872	39,512	41,908

Cash dividends declared per common share	--	--	$0.07	--
EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009

ASSETS
ASSETS:
Cash and cash equivalents	$5,439	$48,986
Trade accounts receivable, net	59,940	43,471
Property and equipment, net	41,258	40,005
Goodwill	294,789	264,239
Other intangibles, net	43,580	19,524
Other	33,212	21,716

TOTAL ASSETS	$478,218	$437,941

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Accounts payable	$13,227	$8,260
Indebtedness	89,805	58,798
Other liabilities	46,663	44,485
STOCKHOLDERS' EQUITY	328,523	326,398

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$478,218	$437,941
EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,141	$3,562	$13,929	$14,595
Non-cash adjustments to net income:
Depreciation and amortization	9,010	6,773	29,581	26,184
Other, net	1,159	652	8,511	10,538
Changes in operating assets and liabilities, net	1,949	13,300	(17,584)	505
Net cash provided by operating activities	15,259	24,287	34,437	51,822

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment, software and other	(3,763)	(2,900)	(19,212)	(17,561)
Cash paid for business acquisition, net of cash required	(51,548)	--	(51,548)	--
Net cash used in investing activities	(55,311)	(2,900)	(70,760)	(17,561)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in indebtedness	51,714	(1,025)	39,492	(6,065)
Repurchase of common stock	(13,288)	--	(44,160)	(1,782)
Cash dividends paid	(1,284)	--	(2,632)	--
Other	421	306	--	3,442
Net cash provided by (used in) financing activities	37,563	(719)	(7,300)	(4,405)

Effect of exchange rate changes on cash	82	58	76	124

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	$ (2,407)	$20,726	$ (43,547)	$29,980
EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME TO
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

NET INCOME	$3,141	$3,562	$13,929	$14,595
Plus:
Depreciation and amortization	9,010	6,773	29,581	26,184
Share-based compensation	735	2,239	6,727	8,543
Acquisition expense	2,431	23	2,781	657
Expenses related to financing, net	796	380	1,899	1,350
Litigation expense/settlement	13	500	1,587	500
Provision for income taxes	2,878	3,539	12,641	12,266
	15,863	13,454	55,216	49,500
NON-GAAP ADJUSTED EBITDA	$19,004	$17,016	$69,145	$64,095

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME
TO NON-GAAP NET INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

NET INCOME	$3,141	$3,562	$13,929	$14,595
Plus (net of tax(1)) :
Amortization of acquisition intangibles	2,386	1,105	5,524	4,482
Share-based compensation	427	1,316	4,791	6,193
Acquisition expense	1,459	14	1,670	397
Loan fee amortization	73	52	257	208
Litigation expense/settlement	8	303	960	303
Non-cash embedded option charges	--	(244)	(445)	(974)
Effective tax rate adjustment (2)	470	699	2,013	1,522
	4,823	3,245	14,770	12,131
NON-GAAP NET INCOME	$7,964	$6,807	$28,699	$26,726
NON-GAAP NET INCOME PER SHARE - DILUTED	$0.21	$0.17	$0.74	$0.67

(1) Individual adjustments are calculated using a tax rate of 40% except for the non-qualified portion of share-based compensation.
(2) The effective tax rate adjustment reflects a non-GAAP provision for income taxes at a statutory tax rate of 40%.
EPIQ SYSTEMS, INC.
CALCULATION OF DILUTED NET INCOME PER SHARE AND
DILUTED NON-GAAP NET INCOME PER SHARE
(In thousands, except per share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

NET INCOME	$3,141	$3,562	$13,929	$14,595
Interest expense adjustment for convertible debt	--	305	537	1,209
Amounts re-allocated to nonvested shares	(17)	--	(86)	(56)
NET INCOME ADJUSTED FOR DILUTED CALCULATION	$3,124	$3,867	$14,380	$15,748

NON-GAAP NET INCOME	$7,964	$6,807	$28,699	$26,726
Interest expense adjustment for convertible debt	--	305	537	1,209
Amounts re-allocated to nonvested shares	(17)	--	(86)	(56)
NON- GAAP NET INCOME ADJUSTED FOR DILUTED CALCULATION	$7,947	$7,112	$29,150	$27,879

BASIC WEIGHTED AVERAGE SHARES	36,056	36,168	36,498	35,895
Adjustment to reflect share-based awards	1,129	1,421	1,092	1,729
Adjustment to reflect convertible debt shares	--	4,283	1,922	4,284
DILUTED WEIGHTED AVERAGE SHARES	37,185	41,872	39,512	41,908

NET INCOME PER SHARE – DILUTED	$0.08	$0.09	$0.36	$0.38

NON-GAAP NET INCOME PER SHARE - DILUTED	$0.21	$0.17	$0.74	$0.67
CONTACT:  Lew P. Schroeber, Investor Relations
          telephone: 913-621-9500
          email:  ir@epiqsystems.com
          www.epiqsystems.com